EXHIBIT 8.1

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

June 12, 2009
El Paso Pipeline Partners, L.P.
El Paso Building
1001 Louisiana St.
Houston, TX 77002
Gentlemen:
     We have acted as special counsel to El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale (the “Offering”) of up to 12,650,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the registration statement on Form S-3 dated March 24, 2009 (Registration No. 333-156978, the “Registration Statement”), filed under the Securities Act of 1933, as amended, and the prospectus supplement dated June 9, 2009 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” (the “Discussion”) in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

El Paso Pipeline Partners, L.P.
June 12, 2009

     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.
Very truly yours,

/s/ ANDREWS KURTH LLP